EXHIBIT 4.9


                              AMENDMENT NO. 2
                                   TO THE
                                ASHLAND INC.
                           EMPLOYEE SAVINGS PLAN
                   As Restated Effective January 1, 2003
==============================================================================

         WHEREAS, Ashland Inc. established the Ashland Inc. Employee Savings Plan (known as the Ashland Inc. Employee Thrift Plan before October
1, 1995) originally effective June 1, 1964 for the benefit of employees eligible to participate therein;
         WHEREAS, the aforesaid Plan was amended from time to time and, as so amended, was completely amended and restated effective October 1, 1976 to comply with the provisions of the Employee Retirement Income Security Act of 1974;
         WHEREAS, the aforesaid amended and restated Plan was further amended from time to time and was completely amended and restated effective on October 1, 1980, on October 1, 1983, on October 1, 1985, on October 1, 1989, on October 1, 1995 on January 1, 1997 and on January 1, 2003;
         WHEREAS, Article 20 of the aforesaid amended and restated Plan, reserves to Ashland Inc. the right to further amend the Plan; and
         WHEREAS, Ashland Inc. desires to make further amendments to the Plan; NOW, THEREFORE, Ashland Inc. does hereby further amend the Ashland
Inc. Employee Savings Plan, effective April 1, 2003, except to the extent otherwise noted, in accordance with the following terms and conditions:

1. Effective April 1, 2003, paragraph a new Section 8.7 is added to the Plan as follows:

         8.7 Elimination of Arch Coal Investment Fund. Notwithstanding anything in the Plan to the contrary, effective September 30, 2003, the Arch Coal Investment Fund is eliminated. The Trustee and the Sponsoring Company may take such actions as they agree are convenient to implement the elimination of this Fund. Any amounts remaining in the said Fund on September 30, 2003, shall be transferred to an investment option designated by the Trustee and the Sponsoring Company. Members and Beneficiaries may transfer amounts they have invested in the Arch Coal Investment Fund to other available investment options under the Plan before September 30, 2003.


         IN  WITNESS  WHEREOF,  the  Sponsoring  Company  has  caused  this
Amendment  No.  2 to  the  Plan  to  be  executed  this   1st day  of
April, 2003.


ATTEST:                                ASHLAND INC.



  /s/ Richard Thomas                    By:    /s/ Susan B. Esler
------------------------------                 --------------------------------
          Secretary                     Title: Vice President,
                                               Human Resources